Information Architects Announces the Acquisition of GWIB CO LLC

July 26, 2006 11:26 AM ET

Information Architects (OTCBB: IACH), a leader in online information solutions, today announced that they have added a state-of-the-art contact center to their operations through the acquisition of GWIB CO LLC.

GWIB Co is a leading-edge provider of contact center services and comprehensive customer relationship management (CRM) solutions. GWIB provides a highly effective communications portal The Company brings a solid and experienced core management team that has a great deal of expertise in contact center development, sales generation, business operations and business expansion. The team has worked extensively in telephony administration, network setup and administration. GWIB is positioned to be one of the top tier contact centers in the Caribbean

"With the acquisition of GWIB, Information Architects can now offer a complete set of customer-centric services. This acquisition also means the most comprehensive offering of on-demand CRM solutions available, giving our customers the confidence of knowing that their investments will be properly supported," said Todd K. Morgan, CEO of Information Architects.

"With the combined talents and technologies of GWIB, anywhere you are and whatever the issue, they're ready to respond with the problem solving expertise you need. You can expect faster turnaround times on problem resolution and the efficiency of a single point of contact for all your support needs. We are very pleased to add GWIB to our portfolio of companies," stated Jon Grinter, President of Information Architects.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to a variety of industries by offering a more comprehensive list of products and services gained through recent acquisitions.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.

For more information, please contact:

Jon Grinter

954-561-7321

Or

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Collette Clarke